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                                      Exhibit 5


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                       (Letterhead of Cahill Gordon & Reindel)

















                                                           June 22, 1998



          Dean Witter Reynolds Inc.
          Two World Trade Center
          New York, New York  10048

                    Re:  Morgan Stanley Dean Witter Select
                         Equity Trust, Standard & Poor's
                         Platinum Portfolio, Select Strategy
                         Stocks - June 1998
                         -----------------------------------




          Gentlemen:

                    We have acted as special counsel for you as Depositor of the Morgan Stanley Dean Witter Select Equity Trust, Standard & Poor's Platinum Portfolio, Select Strategy Stocks - June 1998 (the "Trust"), in connection with the issuance under the Trust Indenture and Agreement, dated January 22, 1991, as amended, and the related Reference Trust Agreement, dated June 22, 1998 (such Trust Indenture and Agreement and Reference Trust Agreement col-lectively referred to as the "Indenture"), between you, as De-positor, and The Chase Manhattan Bank, as Trustee, of units of fractional undivided interest in said Trust (the "Units") com-prising the Units of Morgan Stanley Dean Witter Select Equity Trust, Standard & Poor's Platinum Portfolio, Select Strategy Stocks - June 1998. In rendering our opinion expressed below, we have relied in part upon the opinions and representations of your officers and upon opinions of counsel to Dean Witter Reynolds Inc.

                    Based upon the foregoing, we advise you that, in our opinion, when the Indenture has been duly executed and delivered

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          on behalf of the Depositor and the Trustee and when the Receipt
          For Units evidencing the Units has been duly executed and deliv-ered by the Trustee to the Depositor in accordance with the In-denture, the Units will be legally issued, fully paid and nonas-sessable by the Trust, and will constitute valid and binding ob-ligations of the Trust and the Depositor in accordance with their terms, except that enforceability of certain provisions thereof may be limited by applicable bankruptcy, insolvency, reorganiza-tion, moratorium or other similar laws affecting creditors gener-ally and by general equitable principles.

                    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-53617) relat-ing to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and the related Prospectus. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act, as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Sec-tion 7 or under the rules and regulations of the Commission thereunder.

                                             Very truly yours,


                                             CAHILL GORDON & REINDEL